UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2011 (April 14, 2011)

MOBILE MINI, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101 Tempe, Arizona	85283
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 894-6311

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective April 14, 2011, all of the remaining issued and outstanding shares of Series A Convertible Redeemable Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock ”), of Mobile Mini, Inc. (the “Company”) automatically converted into an aggregate of 8,182,356 shares of the Company’s common stock, par value $0.01 per share (the “ Common Stock ”), in accordance with the terms and conditions set forth in the Certificate of Designation of the Rights and Preferences of Series A Preferred Stock (the “Certificate of Designation”). The shares of Series A Preferred Stock were issued in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated February 22, 2008, by and among the Company, Cactus Merger Sub, Inc., MSG WC Holdings Corp., and Welsh, Carson, Anderson & Stowe X, L.P.

Pursuant to the terms of the Certificate of Designation, the shares of Series A Preferred Stock automatically convert into shares of the Company’s Common Stock once the Market Price (as defined in the Certificate of Designations) of the Common Stock exceeds $23.00 per share (calculated by reference to the average closing price of the Common Stock over 30 consecutive trading days), which event occurred as April 14, 2011. Accordingly, the shares of Series A Preferred Stock automatically converted into shares of the Company’s Common Stock on such date.

The total number of shares of the Company’s Common Stock outstanding immediately prior to the conversion was 36,802,824 and the total number of shares of Series A Preferred Stock outstanding was 8,182,356. Immediately after giving effect to the conversion, the total number of shares of the Company’s Common Stock outstanding was 44,985,180 and there were no shares of Series A Preferred Stock outstanding.

A copy of the Certificate of Designation is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2008. The foregoing description of the Certificate of Designation is qualified in its entirety by reference to such exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2011

MOBILE MINI, INC.

By:  /s/ Christopher J. Miner
Name:  Christopher J. Miner
Title:  Senior Vice President and General Counsel